Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ameri Holdings, Inc.
Princeton, New Jersey

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2016, relating to the consolidated financial statements of Ameri Holdings, Inc., our report dated May 20, 2015, relating to the consolidated financial statement of Ameri and Partners Inc., our report dated January 21, 2016, relating to the consolidated financial statements of Bellsoft, Inc., and our report dated October 11, 2016, relating to the financial statements of DC&M Partners, L.L.C, each of which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ram Associates
Hamilton, NJ

February 6, 2017